UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2006
Barrier Therapeutics, Inc.
(Exact name of registrant specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50680 (Commission File Number)	22-3828030 (I.R.S. Employer Identification No.)
600 College Road East, Suite 3200, Princeton, New Jersey 08540
(Address of principal executive offices)
(609) 945-1200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On July 28, 2006, Barrier Therapeutics, Inc. issued a press release announcing that the U.S. Food and Drug Administration has approved Xolegel™ (ketoconazole, USP) Gel, 2% for the topical treatment of seborrheic dermatitis in immunocompetent adults and children twelve years of age and older. Xolegel, previously referred to by the Company as Sebazole, is a topical formulation of 2.0% ketoconazole, an antifungal agent, in a waterless gel for once-daily application. Seborrheic dermatitis is a common skin inflammation characterized by a red, scaly, itchy rash primarily occurring on the face, scalp, hairline, eyebrows and trunk. The condition often recurs, requiring re-treatment over time. Xolegel is the first prescription gel formulation of ketoconazole approved in the U.S.
     Seborrheic dermatitis affects approximately 3% to 5% of the U.S. population. Until the approval of Xolegel, current prescription therapies have consisted primarily of shampoos, topical antifungal creams including ketoconazole creams, and topical steroids. These treatments typically require two or more applications per day over periods of up to four weeks to be effective. With its unique gel formulation, Xolegel provides patients with a dosing regimen of a once daily application for two weeks, requiring approximately 75% fewer applications compared to some traditional therapies. Xolegel has been shown to be effective with minimal skin irritation and is steroid free.
     A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits, Pro Forma Financial Information and Exhibits.

(c) Exhibits.
                           99.1 — Press release, dated July 28, 2006, entitled “Barrier Therapeutics Receives FDA Approval of Xolegel™ Gel For the Treatment of Seborrheic Dermatitis”

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.
Date: July 31, 2006	By:	ANNE M. VANLENT
		Name:	Anne M. VanLent
		Title:	Executive Vice President, Chief Financial Officer and Treasurer